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                                                                     Exhibit 5.1


                           [Perkins Coie Letterhead]
                                 April 16, 1997



Shurgard Storage Centers, Inc.
1201 Third Avenue, Suite 2200
Seattle, Washington  98101
Gentlemen and Ladies:

         We have acted as counsel to you in connection with (i) the proceedings for the authorization and issuance by Shurgard Storage Centers, Inc. (the "Company") of up to 2,000,000 shares of the Company's 8.80% Series B Cumulative Redeemable Preferred Stock, par value $.001 per share (the "Series B Preferred Shares"), together with an additional 300,000 shares if the underwriters exercise an overallotment option (the "Overallotment Shares") and (ii) the preparation and filing of a prospectus supplement to the Company's Registration Statement on Form S-3, File No. 333-21273, which was declared effective by the Securities and Exchange Commission on February 20, 1997 (the "Registration Statement"), which you have filed with the Securities and Exchange Commission with respect to the Series B Preferred Shares and the Overallotment Shares (the "Prospectus Supplement").

         We have examined the Registration Statement, the Prospectus Supplement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

         Based upon the foregoing, we are of the opinion that upon the due execution by the Company and registration by its registrar of the Series B Preferred Shares and the Overallotment Shares, and the sale of the Series B Preferred Shares and the Overallotment Shares as contemplated by the Registration Statement and the Prospectus Supplement and in accordance with the applicable corporate, stockholder and governmental authorizations, the Series B Preferred Shares and the Overallotment Shares will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Form 8-K, and to the reference to our firm the Prospectus Supplement and the Registration Statement under the headings "Legal Matters."


                                             Very truly yours,

                                             PERKINS COIE